EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of TheStreet.com, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-145295) of TheStreet.com, Inc. and subsidiaries of our reports dated March 11, 2011, with respect to the consolidated balance sheets of TheStreet.com, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2010, and the related financial statement schedule for each of the years in the two year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of TheStreet.com, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
March 11, 2011